Exhibit 99.2

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico's FAS, Inc. Declares Cash Dividend of $0.0825 Per Share

Fort Myers, FL - November 21, 2017 - Chico’s FAS, Inc. (NYSE: CHS) today announced that its Board of Directors declared a quarterly cash dividend of $0.0825 per share of its common stock, a 3.1% increase over the dividend rate from December 2016. The dividend is payable on December 18, 2017 to Chico’s FAS shareholders of record at the close of business on December 4, 2017.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico's, White House Black Market and Soma, is a leading omni-channel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of October 28, 2017, the Company operated 1,474 stores in the US and Canada and sold merchandise through franchise locations in Mexico. The Company's merchandise is also available at www.chicos.com, www.whbm.com and www.soma.com. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

Executive Contact:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico’s FAS, Inc.
(239) 346-4199